Exhibit 10.1

EXECUTION

DATED JUNE 9, 2017

(1)	TULLOW MAURITANIA LIMITED
(2)	KOSMOS ENERGY MAURITANIA
(3)	BP MAURITANIA INVESTMENTS LIMITED

____________________________________

FARM-OUT AGREEMENT
in relation to Block C-18, offshore the Islamic Republic of Mauritania

____________________________________

Table of Contents

1.	Definitions and Interpretation	2
2.	Transfer of the Interest	10
3.	Conditions Precedent	11
4.	Consideration	13
5.	Interim Period	14
6.	Completion	16
7.	Post Completion	17
8.	Indemnities	18
9.	Warranties	21
10.	Undertakings and Breach	25
11.	Tax	26
12.	Confidentiality and Announcements	27
13.	Notices	28
14.	Costs and Expenses	30
15.	Further Assurance	30
16.	Variation	31
17.	Severance	31
18.	Transfer	31
19.	General	31
20.	Arbitration	33
21.	Governing Law	34

Schedule 1 Deed of Novation and Amendment		36
Schedule 2 Farmor's Warranties		44
Schedule 3 Farminee's Warranties		47
Schedule 4 Disclosure Letter		49
Schedule 5 Interest Documents		54
Schedule 6 Seismic Program		55

THIS AGREEMENT is entered into on June 9, 2017
BETWEEN

(1)
TULLOW MAURITANIA LIMITED, a company incorporated in and existing under the laws of the Isle of Man with registration number 010509V, and having its registered office at Falcon Cliff, Palace Road, Douglas, Isle of Man, (“Farmor”);

(2)
KOSMOS ENERGY MAURITANIA, a company incorporated in and existing under the laws of the Cayman Islands, and having its registered office at c/o Circumference (Cayman), P.O. Box 32322, 4th Floor, Century yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands (“Kosmos”); and

(3)
BP MAURITANIA INVESTMENTS LIMITED, a company incorporated in and existing under the laws of England and Wales, and having its registered office at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP, United Kingdom (“BP”),

(BP and Kosmos are each a “Farminee” and together the “Farminees”).
WHEREAS

A.	The Farmor wishes to transfer to Kosmos, and Kosmos wishes to acquire, the Kosmos Interest, on the terms and conditions set out herein.

B.	The Farmor wishes to transfer to BP, and BP wishes to acquire, the BP Interest, on the terms and conditions set out herein.

C.
The rights and obligations of the Farminees under this Agreement, and the Benefits and Obligations (as defined herein), shall be held by Kosmos in respect of the Kosmos Interest and BP in respect of the BP Interest on a several basis.

NOW THEREFORE IT IS HEREBY AGREED as follows:
1.Definitions and Interpretation
Definitions

1.1	In this Agreement the following expressions shall, except where the context otherwise requires, have the following respective meanings:
“Accruals Basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;
“Additional Carry” has the meaning given to it in Clause 4.1.3;

“Additional Carry Cap” has the meaning given to it in Clause 4.1.3;
“AFE” has the meaning given to it in the JOA;
“Affiliate” means, in relation to a Party, any company or legal entity that Controls or is Controlled by, or which is Controlled by an entity which Controls, such Party;
“Agreement” means this farm-out agreement including the recitals and the Schedules;
“Applicable Anti-Bribery Laws” means any law (including common law and international law, and whether civil, criminal or administrative or otherwise), statute, statutory instrument, subordinate legislation, statutory guidance, bylaw, code, ordinance, order, permit, directive, decision, recommendation, decree, rule, regulation, treaty, convention or requirement of any Governmental Authority in each case that has or is given the force and effect of law, that is applicable;
“Applicable Laws” means, with respect to each Party: (i) Mauritanian Law; (ii) the laws to which such Party or such Party’s ultimate parent company are subject and/or the laws of any other country in which the Party or such Party’s ultimate parent company is listed or traded; and (iii) the Applicable Anti-Bribery Laws;
“Benefits” means income, revenue, receipts, rebates, credits and other benefits of whatsoever nature and howsoever arising in connection with, or arising out of, the Interest;
“Block” means Block C-18 offshore the Islamic Republic of Mauritania;
“BP Interest” means:

(a)	an undivided fifteen percent (15%) interest in the rights and obligations of the Contractor under the EPC; and

(b)	a fifteen percent (15%) Participating Interest under the JOA which, for the avoidance of doubt, equates to a sixteen decimal point six six five percent (16.665%) Paying Interest;

(c)	together with a corresponding interest in and under any other related agreement.
“Business Day” means a day (other than a Saturday, a Sunday or a legal bank or public holiday) on which clearing banks are or, as the context may require, were generally open for business in London, England or Dallas, Texas;
“Completion” means the completion of the transfer of the Interests in accordance with the provisions of this Agreement;
“Completion Consideration” has the meaning given to it in Clause 4.1.1;
“Completion Date” has the meaning given to it in Clause 6.2;

“Completion Documents” means the Deed of Novation and Amendment and any other documentation necessary as agreed between the Farmor and the Farminees (each acting reasonably) to give effect to the terms of this Agreement;
“Completion Notice” has the meaning given to it in Clause 6.1;
“Conditions Precedent” has the meaning given to it in Clause 3.1;
“Confidential Information” has the meaning given to it in Clause 12.1;
“Continuing Provisions” means Clauses 1 (Definitions and Interpretation), 12 (Confidentiality and Announcements), 13 (Notices), 14 (Costs and Expenses), 16 (Variation), 17 (Severance), 18 (Transfer), 19 (General), 20 (Arbitration), and 21 (Governing Law);
“Contractor” has the meaning given to it in the EPC;
“Control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights in a company or other legal entity, the right to appoint the majority of the board of directors (or equivalent body) of a company or legal entity or the contractual right to exercise a controlling influence over a company or other legal entity and the terms “Controls” and “Controlled” shall be construed accordingly;
“Cost Recovery” means the Contractor’s right to recovery petroleum costs pursuant to Article 10 and Appendix 2 of the EPC, and as provided in Article 19 of the JOA;
“Deed of Novation and Amendment” means the deed of novation and amendment relating to the JOA in the form attached as Schedule 1;

“Defaulting Party” has the meaning given to it in Clause 6.3;

“Default Rate” means three (3) percentage points above LIBOR per annum, calculated on a simple and not on a compounded basis;
“Disclosing Party” has the meaning given to it in Clause 12.1;
“Disclosure Letter” means the letter of even date herewith delivered to the Farminee by the Farmor in the form of Schedule 4 which sets out certain disclosures against the Warranties;
“Effective Date” means 00:01 hours (London time) on 1 June 2017;

“Encumbrances” means all liens, charges (fixed or floating), security interests, pledges, options, net profit interests, royalty interests, carried interests, title retention, rights of pre-emption, mortgages or other third party rights and “Encumber” shall be construed accordingly;

“EPC” means the exploration-production contract applicable to the Block as identified in Schedule 5;
“Existing Third Party Farminee” means a third party farminee to whom Tullow has agreed to transfer of a forty-five percent (45%) Participating Interest pursuant to the terms of a Sale and Purchase Agreement dated 20 April 2017;
“Farmor’s Account” has the meaning given to it in Clause 6.1.2;
“Final Completion Statement” means a written statement prepared by the Farmor in respect of the Kosmos Interest or the BP Interest (as appropriate) and issued by the Farmor to the relevant Farminee under Clause 7.3 which sets out the Completion Consideration;
“Government” means the Government of the Islamic Republic of Mauritania, acting through the Ministry of Petroleum, Energy and Mines;
“Governmental Authority” means (i) any national, regional or local government and any ministry, national directorate, national institutes, provincial government, provincial directorates or department thereof; (ii) any person exercising public, executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government (including any independent regulator or for any public agency or public enterprise); (iii) any governmental entity, instrumentality, agency, authority, court, company; (iv) any other entity, committee or commission under the direct or indirect control of a government; or (v) any government-owned or controlled commercial enterprise;
“ICC” means the International Chamber of Commerce;
“ICC Rules” has the meaning given to it in Clause 20.1;
“Indemnified Party” has the meaning given to it in Clause 8.7.1;
“Indemnifying Party” has the meaning given to it in Clause 8.7.1;
“Interest” means the Kosmos Interest or the BP Interest, as the context requires, and “Interests” means the Kosmos Interest and BP Interest together;
“Interest Documents” means those documents referred to in Schedule 5;
“Interim Period” means the period from and including the Signing Date up to and including the Completion Date;
“Interim Period Costs” means the Farminees’ aggregate Paying Interest share of the Joint Account costs incurred in respect of the Block during the period between the Effective Date and the Completion Date;
“JOA” means the joint operating agreement applicable to the Block as identified in Schedule 5;

“Joint Account” means the joint account held by the Operator in according with the JOA;
“Joint Operations” has the meaning given to it in the JOA;
“Kosmos Interest” means:

(a)	an undivided fifteen percent (15%) interest in the rights and obligations of the Contractor under the EPC; and

(b)	a fifteen percent (15%) Participating Interest under the JOA which, for the avoidance of doubt, equates to a sixteen decimal point six six five percent (16.665%) Paying Interest;

(c)	together with a corresponding interest in and under any other related agreement.
“LIBOR” means the one (1) month London inter-bank offered rate for deposits in United States Dollars as published electronically by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) as the official quotation at closing (last trade) London time on the relevant day of the relevant period in respect of which interest (or an amount equivalent thereto) is to be calculated, or the next day thereafter for which a rate is so published; provided that, if such rate ceases to be so published, the rate shall be the arithmetic mean of the rates quoted by the principal London offices of HSBC, Royal Bank of Scotland and BNP Paribas to leading banks in the London interbank market;
“Longstop Date” has the meaning given to it in Clause 3.2;
“Mauritanian Law” means the laws, statutes, rules and regulations governing the EPC and activities in the Islamic Republic of Mauritania;
“Minister” means the Minister of Petroleum, Energy and Mines of the Islamic Republic of Mauritania and any person empowered by law to make a decision or exercise authority conferred on such minister under the applicable provisions of Mauritanian Law;
“Non-defaulting Party” has the meaning given to it in Clause 6.3;
“Obligations” means costs, charges, expenses, liabilities, Taxation and other obligations of whatsoever nature and howsoever arising in connection with, or arising out of, the Interest;
“Operator” has the meaning given to it in the JOA;
“Participating Interest” has the meaning given to it in the JOA;
“Party” or “Parties” means a party or the parties to this Agreement (as applicable);
“Past Cost Amount” means the amount of three million nine hundred ninty-four thousand three hundred eighty-three United States Dollars (US$ 3,994,383), representing the

Farminees’ aggregate Paying Interest share of the Joint Account costs incurred in respect of the Block prior to the Effective Date;
“Paying Interest” means, in respect of the Interest, the Kosmos Interest or the BP Interest (as appropriate), such interest together with the associated pro rata share of SMHPM’s Participating Interest share of Joint Account costs in accordance with Article 3.4 of the JOA.
“Petroleum Operations” has the meaning given to it in the EPC;
“Recipient” has the meaning given to it in Clause 12.1;
“Relevant Claim” means (i) any claim by the Farminee against the Farmor for a breach or alleged breach of a Warranty by the Farmor; and (ii) any other claim whether by law, in contract, tort or otherwise against the Farmor arising out of or relating to any of the other provisions of this Agreement or the subject matter of this Agreement (including arising in connection with any Completion Document);
“Representations” has the meaning given to it in Clause 9.5;
“Seismic Carry” has the meaning given to it in Clause 4.1.2;
“Seismic Carry Cap” has the meaning given to it in Clause 4.1.2;
“Seismic Program” means the acquisition and processing of not less than seven thousand square kilometres (7000km2), and not more than eight thousand five hundred square kilometres (8500km2), of 3D seismic which the Parties shall use their respective reasonable endeavours to commence in 2017, approximately as set out in Schedule 6;
“Seismic Program Commitment” means the acquisition and processing of seven thousand square kilometres (7000km2), of 3D seismic, approximately as set out in Schedule 6;
“Signing Date” means the date of this Agreement, as first stated above;
“SMHPM” means Société Mauritanienne des Hydrocarbures et de Patrimoine Minier.
“Taxation” means all forms of taxation, duties, levies, imposts, charges and withholdings, direct or indirect, created or imposed as a form of taxation by the Government or any other Tax Authority and (without prejudice to the generality of the foregoing) includes:

(a)
corporation tax, capital gains tax, royalty, inheritance tax, any tax imposed pursuant to or referred to in the EPC, value added tax, customs and other import or export duties, excise duties, stamp duty, land tax, property transfer tax, social security or similar contributions, withholding similar to or supplementing or replacing the foregoing or any of them; and

(b)	any interest, penalty, surcharge or fine relating thereto which have been or are assessed or imposed by any governmental authority or statutory body (or someone on behalf of any governmental authority or statutory body, if legally required to do so) (including fines, additional taxes, interest or penalties) and regardless of whether such taxes, duties, imposts, levies, charges, withholdings, penalties and interest are chargeable directly or primarily;
“Tax Authority” means any revenue, customs or fiscal, governmental, state, community, municipal or regional authority or person competent to impose, administer or collect any Taxation;
“Third Party” has the meaning given to it in Clause 8.7.1;
“Third Party Claim” has the meaning given to it in Clause 8.7.1;
“Transfer” means any sale, assignment, creation of an Encumbrance over or other disposition by a Party of its rights and obligations under this Agreement, including a direct or indirect change in Control of a Party unless that change is a result of the acquisition of securities listed on a recognised stock exchange.
“United States Dollars” or “US$” means the lawful currency of the United States of America;
“Warranties” means the warranties given by the Farmor in Schedule 2, and “Warranty” means each or any of the Warranties;
“Work Program and Budget” has the meaning given to it in the JOA.

Interpretation

1.2	All references to Clauses and Schedules are, unless otherwise expressly stated, references to clauses of and schedules (and parts thereof) to this Agreement.

1.3
The Schedules form part of this Agreement and shall be construed and have the same force and effect as if expressly set out in the main body of this Agreement, and any reference to this Agreement shall, unless otherwise stated (or unless the context otherwise implies), include the Schedules. However, in the event of any ambiguity, inconsistency or conflict between the provisions of the main body of this Agreement and the Schedules, the provisions of the main body of this Agreement shall take precedence.

1.4	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.5	Unless the context otherwise requires in this Agreement the singular shall include the plural and vice versa.

1.6
References in this Agreement to any statute, statutory provision or other legislation include a reference to that statute, statutory provision or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the Signing Date) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or legislation.

1.7
Unless the context otherwise requires references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships and shall include such person’s successors and permitted assigns.

1.8
The words “indemnify” and “indemnifying” in relation to any person against any circumstance or in respect of any act, omission, event or matter shall include indemnifying and keeping that person fully indemnified and held harmless on a continuing basis and (unless expressly provided otherwise in this Agreement) on demand from all actions, claims, demands and proceedings made against that person from time to time and all liabilities, losses, damages, fines and penalties and other payments, costs and expenses made or incurred by that person (including reasonable legal and other professional costs and associated value added tax) as a consequence of or which would not have arisen but for that circumstance, act, omission, event or matter.

1.9
Unless the context otherwise requires, references to documents and agreements shall be construed as references to those documents or agreements as may have been or are amended, supplemented and/or novated from time to time.

1.10
In computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included. Unless this Agreement provides otherwise, any payment falling due on a non-Business Day shall be deemed to be due and payable on the next following Business Day.

1.11	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.12	References in this Agreement to the words “include”, “including” and “other” shall be construed without limitation.

1.13	A reference to any “Party” includes its successors and permitted assigns.

1.14	References to any gender includes a reference to other genders.

1.15
The “winding-up” of a person also includes the amalgamation, reconstruction, re-organisation (by way of voluntary arrangement, scheme of arrangement or otherwise), administration, dissolution, liquidation, merger or consolidation of that person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.16	A reference to a “day” means a calendar day.

1.17
References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

2.    Transfer of the Interest

2.1	Subject to the provisions of this Agreement:

2.1.1	the Farmor agrees to transfer to Kosmos free from all Encumbrances (but subject to the provisions of the Interest Documents), and Kosmos agrees to acquire from the Farmor, the Kosmos Interest; and

2.1.2	the Farmor agrees to transfer to BP free from all Encumbrances (but subject to the provisions of the Interest Documents), and BP agrees to acquire from the Farmor, the BP Interest.

2.2
Upon Completion, and assuming prior completion of the proposed transaction between Farmor and the Existing Third Party Farminee, the Participating Interests (and corresponding paying interests under Article 3.4(E) of the JOA) shall be:

Party	Participating Interest	Paying Interest
Tullow	15%	16.67%
Kosmos	15%	16.665%
BP	15%	16.665%
Existing Third Party Farminee	45%	50%
SMHPM	10%	0%
In the event the proposed transaction between Farmor and the Existing Third Party Farminee has not completed prior to Completion, the Existing Third Party Farminee’s Participating Interest and Paying Interest as indicated above shall remain with Farmor.
3.    Conditions Precedent

3.1
The obligations of the Parties to complete the transfer of the Interest under this Agreement are conditional on the fulfilment or waiver, in accordance with the terms of this Agreement, of the following conditions (each a “Condition Precedent”, and together the “Conditions Precedent”):

3.1.1	the Farminees approving in writing the Existing Third Party Farminee;

3.1.2	the Minister approving, or being deemed to have approved, the proposed transfer of the Interests in accordance with Article 22.1 of the EPC;

3.1.3
execution of the Deed of Novation and Amendment by all parties thereto, which for the avoidance of doubt shall constitute SMHPM’s and the Existing Third Party Farminee’s consent to the transfer of the Interests under Article 12 of the JOA. If SMHPM and/or the Existing Third Party Farminee propose any amendments thereto, the Parties shall use their respective reasonable endeavours to include such proposed amendments and execute the applicable number of counterparts of the amended Deed of Novation and Amendment;

3.1.4
the Minister and Contractor parties executing an amendment to the EPC providing for (i) the extension of the initial phase of the exploration period under Article 3.1 of the EPC to seven (7) years such that it will expire on 14 June 2019, and (ii) the inclusion of the Seismic Program Commitment as an additional work commitment under Article 4.1 of the EPC;

3.1.5	if prior to Completion the JOA has been amended to include pre-emptive rights, then the waiver of such pre-emptive rights by the Existing Third Party Farminee and SMHPM;

3.1.6	approval by the Government (Cabinet), by way of signed decree, of the amendment to the EPC referred to in Clause 3.1.4;

3.1.7
each Farminee providing an unconditional and irrevocable bank guarantee in favour of the Government in respect of its Interest share of the amount required to be guaranteed pursuant to Article 4.6 of the EPC;

3.1.8	the Operating Committee passing a resolution approving the Seismic Program; and

3.1.9
in relation to the transfer of the Kosmos Interest Completion having occurred in respect of the BP Interest, and in relation to the transfer of the BP Interest Completion having occurred in respect of the Kosmos Interest.

3.2
The Parties shall use their respective reasonable endeavours to obtain fulfilment of the Conditions Precedent set out in Clauses 3.1.2, 3.1.3 and 3.1.9 as soon as practicable and in any event by no later than one hundred and twenty (120) days after the Signing Date (the “Longstop Date”), or such later date as the Parties may agree in writing. The Farmor shall use its reasonable endeavours to obtain fulfilment of the Condition Precedent set out in Clause 3.1.4, 3.1.5, 3.1.6 and 3.1.8 as soon as practicable and in any event by no later than the Longstop Date, or such later date as the Parties may agree in writing. Each Farminee shall use its reasonable endeavours to obtain fulfilment of the Conditions Precedent set out in Clause 3.1.1 and 3.1.7 as soon as practicable and in any event by no later than the Longstop Date, or such later date as the Parties may agree in writing.

3.3	The Parties may waive any of the Conditions Precedent by mutual agreement in writing.

3.4
If the Conditions Precedent are not all fulfilled or waived on or before the Longstop Date then, unless otherwise agreed in writing by the Parties, this Agreement (other than the Continuing Provisions) may be terminated by either Farminee or the Farmor giving written notice to the other Parties and Clause 3.5 shall apply.

3.5	If this Agreement terminates pursuant to Clauses 3.4, 6.3.2 or 6.4, no Party shall have any liability to another Party in respect of any such termination, other than:

3.5.1	any accrued rights or obligations of any Party under this Agreement; and

3.5.2	the continuing obligations under any of the Continuing Provisions.

3.6
Each Party shall keep the other Parties regularly informed of the progress being made to fulfil each Condition Precedent, and shall, as soon as reasonably practicable, notify the other Parties if it becomes aware of any fact or matter that may prevent the satisfaction of any of the Conditions Precedent. Each Party shall promptly provide to another Party all such information and documentation concerning that Party as may be reasonably requested by the other Party to enable that other Party to prepare and submit all necessary filings required by the Government in connection with the transaction contemplated by this Agreement and otherwise to satisfy the Conditions Precedent in respect of the Interest.
4.    Consideration

4.1
The aggregate consideration for the transfer by the Farmor of the Interests to the Farminees shall be as set out below in this Clause 4.1. Kosmos and BP shall each be liable to Farmor, on a several basis, for fifty percent (50%) of such aggregate consideration, as full consideration for the transfer of the Kosmos Interest and the BP Interest respectively. On such basis, the Farminees shall:

4.1.1	pay to the Farmor at Completion an amount equal to the Past Cost Amount plus the Interim Period Costs (the “Completion Consideration”);

4.1.2
carry the Farmor in respect of the Farmor’s Paying Interest share of the costs of the Seismic Program (“Seismic Carry”) up to an aggregate gross expenditure cap of twenty-five million United States Dollars (US$25 million), being four million one hundred and sixty six thousand dollars (US$4,166,000) net to the Farmor (the “Seismic Carry Cap”). The Seismic Carry is personal to the Farmor and may not be transferred or assigned by the Farmor to any party other than to an Affiliate;

4.1.3	carry the Farmor in respect of the Farmor’s Participating Interest share of:

(a)	the costs of the Seismic Program in excess of the Seismic Carry Cap; and

(b)	any other Joint Account costs,
(together, the “Additional Carry”) up to an aggregate expenditure cap of five million United States Dollars (US$5,000,000) net to the Farmor (“Additional Carry Cap”). The Additional Carry is personal to the Farmor and may not be transferred or assigned by the Farmor to any party other than to an Affiliate.

4.1.4
If at the end of the initial phase of the exploration period under Article 3.1 of the EPC the net amount for which the Farmor has been carried in relation to the Additional Carry is less than five million United States Dollars (US$5,000,000), the Farminees shall pay to the Farmor an amount equal to five million United States Dollars (US$5,000,000) less the net amount for which the Farmor has been carried in relation the Additional Carry.

4.1.5	For the avoidance of doubt:

(a)	in addition to the consideration payable by the Farminees pursuant to Clauses 4.1.1, 4.1.2, 4.1.3 and 4.1.4 above, each Farminee shall also pay its Interest share of all Joint Account costs on and from the Completion Date; and

(b)
notwithstanding that it is the intent of the Parties for the Seismic Program to commence in 2017 and the Parties are to use their reasonable endeavours to give effect to that intent, if for whatever reason (except failure by the Parties to use reasonable endeavours as above) the Seismic Program commences in 2018 the Farminees shall nevertheless be obliged to perform the Seismic Carry and the Additional Carry.

4.2
The consideration due by the Farminees pursuant to Clause 4.1.1 shall be payable by the Farminees to Farmor at Completion in accordance with Clause 6.2. The consideration due by the Farminees pursuant to Clauses 4.1.2 and 4.1.3 shall be payable by the Farminees by way of discharge of the Farmor's obligations to pay cash call(s) or billing(s) issued pursuant to the JOA to which the Seismic Carry or Additional Carry relates. The Farmor shall provide each Farminee with a copy of the applicable cash call(s) or billing(s) issued pursuant to the JOA to which the Seismic Carry or Additional Carry relates and such Farminee shall pay such amount(s), for and on behalf of the Farmor, on or before the applicable due date for payment set out in such cash call or billing. The consideration due by each Farminee pursuant to Clause 4.1.4, if any, shall be payable by such Farminee to the Farmor within ten (10) Business Days of receipt by the relevant Farminee of an invoice from the Farmor, which invoice shall not be issued earlier than fifteen (15) Business Days before the expiry of the initial phase of the exploration period under Article 3.1 of the EPC.

5.    Interim Period

5.1	During the Interim Period, the Farmor shall:

5.1.1	continue to perform its obligations and activities in relation to the Interest in accordance with good oil and gas field practice and in the ordinary and usual course of business;

5.1.2	comply with its obligations under the Interest Documents;

5.1.3
to the extent that the terms in the Interest Documents permit, notify the Farminees and provide details upon the occurrence of: (i) any written notice of default or termination received or given by it with respect to the Interest Documents; (ii) any event or condition that would render impossible its right to transfer the Interests in accordance with the provisions of this Agreement; (iii) any relinquishment of the Block; or (iv) any proposal to enter into material litigation, arbitration, administrative proceeding or other dispute relating to any of the provisions of the Interest Documents;

5.1.4
to the extent that the terms of the Interest Documents permit, make available or allow the Farminees access to all information, data and other material (not of a routine or minor nature) reasonably requested by the Farminees from time to time relating to the Interest; and

5.1.5	pay all expenses including cash calls relating to the Interests as they become due, where such expenses would be paid by a reasonably prudent party.

5.2	During the Interim Period, the Farmor shall not, except with the prior written approval of the Farminees (such approval not to be unreasonably withheld, delayed or conditioned):

5.2.1
trade, relinquish, surrender, sell, assign or Encumber the Interests (or agree to do any of the foregoing in the future), save for any actions or steps taken by it in order to effect the transactions contemplated under this Agreement;

5.2.2
enter into (or agree to enter into) any material agreements or commitments in relation to the Interest Documents, other than in accordance with: (i) any Work Program and Budget or AFE approved prior to the Signing Date; and (ii) any agreements or commitments which are entered into in order to effect the transactions contemplated under this Agreement;

5.2.3	commence, settle or agree to settle any material litigation, arbitration, administrative proceeding or other dispute relating to the Interests;

5.2.4
amend, vary, novate, supplement or terminate or agree to amend, vary, novate, supplement or terminate any of the Interest Documents other than in order to effect the transactions contemplated under this Agreement;

5.2.5
waive or agree to waive any of its rights or remedies under or arising from the relevant Interest Documents insofar as such rights and remedies materially affect the Interest and relate to periods on or after the Signing Date; and

5.2.6	propose, approve or participate in any exclusive operations in respect of the Interests.

5.3
The provisions of Clauses 5.1 and 5.2 shall not apply in respect of any act, omission or other action taken by the Farmor in the case of emergency, to the extent necessary to satisfy any mandatory legal or regulatory requirements or to the extent necessary to safeguard the reasonable health, safety or environmental concerns of the Farmor.

5.4
To the extent that any action to be taken by the Farmor that is set out in Clauses 5.1 or 5.2 requires the Farminees’ prior approval, such approval shall be deemed to be given if the Farmor receives no response from the Farminees to a notice given in accordance with this Agreement requesting such approval within five (5) Business Days of the date of receipt by the Farminees of such request.
6.    Completion

6.1
Within three (3) Business Days following the satisfaction (or waiver) of the last of the Conditions Precedent (other than the Condition Precedent referred to in Clause 3.1.9), the Farmor shall notify each Farminee in writing (the “Completion Notice”) that such Conditions Precedent have been satisfied (or waived), which notice shall also include (unless previously provided by the Farmor to the Farminee):

6.1.1	a statement setting out the Farmor's estimate of the Completion Consideration;

6.1.2	details of the Farmor’s bank account (“Farmor’s Account”);

6.1.3	one original of the Deed of Novation and Amendment duly executed by all parties thereto;

6.1.4	a copy of the Minister’s approval in writing to the transfer of the Interest in accordance with Article 22.1 of the EPC (if applicable);

6.1.5	a copy of the Operating Committee resolution referred to in Clause 3.1.7; and

6.1.6	a copy of the decree referred to in Clause 3.1.6.

6.2
Within five (5) Business Days of receipt of the Completion Notice, the Farminee shall pay to the Farmor the estimated Completion Consideration set out in the statement referred to in Clause 6.1.1, by means of telegraphic transfer in immediately available funds to the Farmor’s Account in United States Dollars. Upon the receipt by the Farmor of the full amount of the estimated Completion Consideration from both Farminees into the Farmor’s Account, the Farmor shall notify the Farminees and such Business Day shall be deemed the “Completion Date”. Completion in respect of the transfer of the Kosmos Interest cannot occur without Completion occurring in respect of the transfer of the BP Interest, and vica versa. If the Parties have complied with their Completion obligations under under Clauses 6.1 and 6.2 then Completion of the transfer of the Kosmos Interest and BP Interest shall be deemed to have occurred simultaneously. The Parties agree that the Completion Documents shall become binding on the Parties on and from the Completion Date, but with effect from the Effective Date.

6.3
If either the Farmor or a Farminee (the “Defaulting Party”) fails to comply with any of its Completion obligations under Clauses 6.1 and 6.2 in the time and/or in the manner specified, then in addition and without prejudice to any other rights and remedies it may have the other Party (the “Non-Defaulting Party”) may elect to:

6.3.1	waive any of the Completion obligations of the Defaulting Party and proceed to Completion so far as practicable; or

6.3.2
terminate this Agreement without any liability to the other Parties, provided that the Non-Defaulting Party has first given notice in writing to the Defaulting Party identifying those obligations with which it has not complied and requesting that it does so, but the Defaulting Party has failed to do so within five (5) Business Days of the date of such notice.

6.4
If, prior to Completion, the Government issues a notice in writing to the Contractor advising that the EPC has terminated and/or that no extension to the initial phase of the exploration period under Article 3.1 of the EPC will be granted, then the Farmor shall promptly provide such notice to the Farminees and, unless otherwise agreed in writing by the Parties, this Agreement (other than the Continuing Provisions) may be terminated by either or both Farminee(s) by giving written notice to the other Parties and Clause 3.5 shall apply.

7.    Post Completion

7.1
If, within sixty (60) days following the fulfilment of the Condition Precedent referred to in Clause 3.1.6, the decree has not been published in the Official Journal of the Islamic Republic of Mauritania then, unless otherwise agreed in writing by the Parties, this Agreement (other than the Continuing Provisions) may be terminated by either or both Farminee(s) by giving written notice to the other Parties at any time prior to publication of the decree and, subject to Clause 3.5, the Parties shall co-operate with each other and execute and deliver (or procure the execution and delivery of) all such other instruments and documents and take such other actions as may be reasonably necessary to unwind the transactions and re-transfer the Interests from the Farminees to the Farmor.

7.2
If the Existing Third Party Farminee has become a party to the EPC and JOA then promptly following the publication of the decree referred to in Clause 3.1.6 the Farmor shall, in its capacity as Operator, notify the Operating Committee in accordance with Article 4.10(C) of the JOA that it has become the holder of a Participating Interest of less than twenty percent (20%). In respect of the vote of Non-Operators under Article 4.10(C) of the JOA to consider the appointment of a successor Operator, each Farminee undertakes to vote in favour of the appointment of the Existing Third Party Farminee as successor Operator.

7.3	Within sixty (60) days of the Completion Date, the Farmor shall provide the Farminees with a Final Completion Statement.

7.4
A Farminee shall notify the Farmor within twenty (20) days of receipt by the Farminee of the Final Completion Statement if it agrees with the Final Completion Statement or if it disputes all or any part of the Final Completion Statement, failing which notification the Final Completion Statement shall be deemed to have been agreed by the Farminee.

7.5
If a Farminee notifies the Farmor that it disputes all or part of the Final Completion Statement within such period and the Farmor and the Farminee fail to agree all or part of the relevant Final Completion Statement within ninety (90) days of receipt by the Farmor of a notice from the Farminee pursuant to Clause 7.4, the disputed parts of the statement may be referred for determination in accordance with Clause 7.6.

7.6
If the Farmor and the Farminee fail to agree any part of the relevant Final Completion Statement within the period specified in Clause 7.5, the disputed items may be referred by either the Farmor or the Farminee for determination by an independent chartered accountant nominated by the Parties or, in the absence of agreement between the relevant Parties within five (5) Business Days of either the Farmor or the Farminee notifying the other that it proposes to refer the dispute to an independent chartered accountant, by the President of the Institute of Chartered Accountants in England and Wales. The nominated chartered accountant shall be afforded such access to books, records, accounts and documents in the possession of the Farmor and the Farminee as he may reasonably request, and he shall act as expert not as arbitrator. The said accountant’s determination shall, in the absence of fraud or manifest error or bias, be final and binding on the Farmor and the Farminee, his fees and disbursements shall be borne by the Farmor and the Farminee in equal shares and the Farmor and the Farminee shall bear their own costs in respect of such reference. The said accountant shall be requested to produce his/her determination within ninety (90) days.

7.7
The amounts set out in the Final Completion Statement as they are agreed or determined (as applicable), to the extent not already paid or taken into account on Completion, shall be paid by the Farminee to the Farmor or by the Farmor to the Farminee (as the case may be) within ten (10) Business Days following the later of either the agreement or deemed agreement of the Farminee under Clause 7.4, the agreement of the Parties under Clause 7.5 or determination under Clause 7.6.

8.    Indemnities

8.1
The rights and obligations in this Clause 8 shall not come into effect unless and until Completion takes place. All references to the Farminee are to BP and Kosmos, severally and in proportion to each Farminee’s Interest.

8.2
Except as otherwise provided in this Agreement, including pursuant to Clause 4.1.1, the Farmor shall be liable for all Obligations in respect of the Interest which accrue in or relate to any period before the Effective Date, and the Farmor shall be entitled to all Benefits in respect of the Interest which accrue in or relate to any period before the Effective Date.

8.3
The Farminee shall be liable for all Obligations in respect of the Interest which accrue in or relate to any period on or after the Effective Date, and the Farminee shall be entitled to all Benefits in respect of the Interest which accrue in or relate to any period on or after the Effective Date.

8.4	If:

8.4.1	any Obligations are incurred by the Farmor in respect of the period on or after the Effective Date, the Farminee shall reimburse and indemnify the Farmor in respect thereof;

8.4.2	any Obligations are incurred by the Farminee in respect of the period prior to the Effective Date, the Farmor shall reimburse and indemnify the Farminee in respect thereof;

8.4.3	any Benefits accrue to the Farmor in respect of the period on or after the Effective Date, the Farmor shall account to and reimburse the Farminee in respect thereof; and

8.4.4	any Benefits accrue to the Farminee in respect of the period prior to the Effective Date, the Farminee shall account to and reimburse the Farmor in respect thereof.

8.5
Any amount to be paid or reimbursed in accordance with Clause 8.4 or any other provision of this Clause 8 shall be paid or reimbursed within ten (10) Business Days of receipt or credit thereof (or, in the case of Obligations, within ten (10) Business Days of receipt of notification from the Party which has incurred such Obligations together with supporting documentation evidencing the entitlement of that Party to be indemnified) to the Farmor's Account or the account nominated by the Farminee (as the case may be).

8.6	Clause 8.4 shall not operate so as to result in any Party making or receiving double payment or to re-open matters which were taken into consideration pursuant to Clause 6 or 7.7.
8.7

8.7.1
Under this Clause 8, if any person not a party to this Agreement (a “Third Party”) shall notify a Party (the “Indemnified Party”) with respect to any claim that the Third Party intends to bring or has brought (a “Third Party Claim”) against the Indemnified Party and which gives rise or is likely to give rise to a claim for indemnification against the other Party (the “Indemnifying Party”), then the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, giving reasonably detailed particulars of the Third Party Claim.

8.7.2
The Indemnified Party shall keep the Indemnifying Party informed of material developments in relation to any such claim and in doing so shall supply (in such manner as may be required to avoid any waiver of legal privilege) as soon as reasonably practicable to the Indemnifying Party copies of relevant documentation and correspondence in dealing with any such claim. The Indemnifying Party shall give the Indemnified Party and its professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Indemnified Party to assess the Third Party Claim and to exercise its rights under Clause 8.7.4.

8.7.3
The Indemnifying Party shall have the right to (and shall, if so requested in writing by the Indemnified Party) assume and conduct the defence of the Third Party Claim at its sole cost; provided that the Indemnifying Party first indemnifies the Indemnified Party (to the Indemnified Party’s reasonable satisfaction) against all costs and liabilities it may incur as a result of allowing the Indemnifying Party the right to assume conduct of the Third Party Claim and provided that the Indemnifying Party shall not make an admission of liability or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party such consent not to be unreasonably withheld, delayed or conditioned).

8.7.4
Unless and until an Indemnifying Party assumes the defence of the Third Party Claim as provided in Clause 8.7.3, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

8.7.5
Notwithstanding Clause 8.7.4, in no event shall the Indemnified Party make an admission of liability or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

8.7.6
In the event of a Third Party Claim being made, each Party, subject to each other Party agreeing to keep the same confidential and to use the same only in connection with the Third Party Claim, agrees to provide to each other Party (and its authorised employees and its professional advisers) all material technical, legal and financial information reasonably necessary or conducive to the proper defence of the Third Party Claim.

8.8
The Indemnified Party (or Indemnifying Party, if it has assumed the conduct of the defence pursuant to Clause 8.7.3) shall not be liable under any claim for an admission of liability or consent to the entry of any judgment or entry into any settlement with respect to the Third Party Claim that was made, consented to or entered into (as applicable) without the prior written consent of the Indemnifying Party (or Indemnified Party, if the Indemnifying Party has assumed the conduct of the defence pursuant to Clause 8.7.3).

8.9	The ascertainment of all Obligations and Benefits in relation to any Interest under this Clause 8, shall be calculated on an Accruals Basis.
9.    Warranties

9.1
Subject to the provisions of this Clause 9, and save as disclosed under the terms of the Disclosure Letter or the contents of this Agreement, the Farmor hereby warrants at the Signing Date to the Farminees that the Warranties set out in Schedule 2 are true and accurate in all material respects.

9.2	Each Farminee hereby warrants to the Farmor at the Signing Date that the warranties set out in Schedule 3 are true and accurate in all material respects.

9.3	Each of the warranties given under this Clause 9 shall be construed as a separate warranty and shall be deemed to be repeated at Completion.
9.4

9.4.1
The Farmor shall not be liable for any Relevant Claim unless it has received from the Farminee, as soon as practicable after the Farminee becomes aware of the same, written notice containing reasonable details of the Relevant Claim, including the Farminee’s provisional estimate of the maximum amount of the Relevant Claim and details of the Farminee's calculation of the loss alleged to have been suffered by it. If any delay by the Farminee in notifying a Relevant Claim prejudices the Farmor’s ability to avoid or mitigate its liability in respect of that Relevant Claim, then that Farmor’s liability to the Farminee in respect thereof shall be reduced to the extent that the Farmor is prejudiced by the delay.

9.4.2
The Farmor shall not be liable for any Relevant Claim unless it has received the notice from the Farminee referred to in Clause 9.4.1 on or before twelve (12) months after the Completion Date. Any Relevant Claim made shall be deemed to have been withdrawn unless legal proceedings in respect thereof have been both issued and served on the Farmor within six (6) months of the giving of such notice.

9.5
Except as set forth in Clause 9.1, neither the Farmor nor any of its Affiliates nor any officer, shareholder, director, employee, agent, consultant or representative of the Farmor or any of its Affiliates (including their auditors) makes any representation, warranty, statement, assurance, covenant, agreement, undertaking, opinion, indemnity or commitment of any nature whatsoever (including any representation, warranty, statement, assurance, covenant, agreement, undertaking, opinion, indemnity or commitment: (a) communicated (orally or in writing) to the Farminee or any Affiliate of the Farminee; or (b) made in any data, information or document communicated to the Farminee or any Affiliate of the Farminee or made by any officer, shareholder, director, employee, agent, consultant or representative of the Farmor or any Affiliate of the Farmor) (“Representations”). Without limiting the generality of the foregoing, the Farmor makes no representation or warranty as to: (i) the amounts, quality or deliverability of reserves of crude oil, natural gas or other hydrocarbons attributable to the Interests; (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations; (iii) any forecast of expenditures, budgets or financial projections; (iv) any geological formation, drilling prospect or hydrocarbon reserve and the Farminee affirms and acknowledges that it has made its own independent assessment and evaluation of these matters; (v) the state, condition or fitness for purpose of any of the physical assets which comprise the Interest; (vi) conditions generally affecting the oil and gas industry in Mauritania; or (vii) the political and/or security situation in Mauritania. For the avoidance of doubt, all conditions, warranties and liabilities implied by statute, common law or otherwise as to the state, condition or fitness for purpose of any physical assets which comprise the Interests, are excluded.

9.6	The Farmor shall not be liable for any Relevant Claim to the extent that such Relevant Claim (or the subject matter thereof):

9.6.1
occurs or arises, or such Relevant Claim otherwise having arisen and any loss incurred or associated with such Relevant Claim is increased, as a result of any act, matter, omission, transaction or circumstance which would not have occurred but for the passing of, or any change in, after the Signing Date, any law, rule, regulation, interpretation of the law, or any administrative practice of any government, governmental department, agency, regulatory body or person (including any passing of, or change in, any law, rule, regulation, interpretation of the law or any administrative practice as aforesaid which takes place retrospectively, or any increase in the rates of Taxation or any imposition of Taxation or any amendment to or the withdrawal of any extra-statutory concession or other practice previously made by or published by any Tax Authority (in whatever jurisdiction) and in force at the Signing Date);

9.6.2
occurs or arises, or such Relevant Claim otherwise having arisen and any loss incurred or associated with such Relevant Claim is increased, as a result of any voluntary act, default, omission, transaction or arrangement entered into after the Signing Date by the Farminee or any of its Affiliates;

9.6.3
occurs or arises, or such Relevant Claim otherwise having arisen and any loss incurred or associated with such Relevant Claim is increased, as a result of the Farmor doing or omitting to do any act or thing at the request of or with the agreement of the Farminee;

9.6.4
occurs wholly or partly out of or the amount thereof is increased as a result of any change in the accounting standards, policies, practices or methods applied by the Farminee in preparing any accounts, or valuing any assets or liabilities after the Signing Date;

9.6.5
relates to facts or circumstances which are within the actual, constructive or imputed knowledge of the Farminee or any Affiliate of the Farminee (or any of the Farminee's or any of its Affiliate's directors, officers, shareholders, employees, agents, consultants or representatives) as at the Signing Date; or

9.6.6	relates to any loss which is recoverable by the Farminee from its insurers (or which would have been recoverable but for any change in the terms of insurance since the Signing Date).

9.7
The Farmor shall not be liable for a potential Relevant Claim which arises as a result of a contingent or unquantifiable liability, unless and until such contingent or unquantifiable liability ceases to be contingent and becomes quantifiable.

9.8	The liability of the Farmor in respect of any Relevant Claim shall be limited as follows:

9.8.1
there shall be disregarded for all purposes any Relevant Claim in respect of which the amount of the damages to which the Farminee would otherwise be entitled is less than an amount equal to two hundred thousand United States Dollars (US$200,000); and

9.8.2
the Farmor shall have no liability in respect of any Relevant Claim except to the extent that the damages to which the Farminee is entitled in respect of all Relevant Claims in aggregate exceed an amount equal to six hundred thousand United States Dollars (US$600,000) (in which case the Farmor shall only be liable for the excess).

9.9
The maximum aggregate liability of the Farmor in respect of all Relevant Claims of the Farminees shall not exceed nine million one hundred and sixty thousand United States Dollars (US$9,160,000), or four million five hundred and eighty thousand United States Dollars (US$4,580,000) in respect of each Farminee.

9.10
In assessing damages for any Relevant Claim, the Farmor shall not be liable to the Farminee for any special, indirect or consequential loss including (without prejudice to the generality of the foregoing) loss of profits, loss of market share and loss of goodwill, even if such loss was reasonably foreseeable.

9.11	If:

9.11.1
the Farminee becomes aware of any circumstance which may result in the Farminee having a Relevant Claim against the Farmor as a result of or in connection with a liability or alleged liability to a third party; or

9.11.2	the Farminee is or may be entitled by law to recover from some other person, firm, authority or body corporate any sum in respect of which the Farminee may have a Relevant Claim, the Farminee shall promptly notify the Farmor thereof in writing and the Farmor shall be entitled: (i) to take, and/or require the Farminee to take, any action the Farmor might reasonably request to resist such liability or enforce such recovery (as the case may be), in both cases in the name of the Farminee but at the cost and expense of the Farmor; and (ii) to have conduct of any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations for the aforesaid purposes, and the Farminee shall give the Farmor all co-operation, access and assistance for the purposes of resisting such liability or enforcing such recovery (as the case may be) as the Farmor may reasonably require.

9.12
If the Farmor pays to the Farminee an amount pursuant to a Relevant Claim and the Farminee is entitled to recover from some other person any sum to which it would not have been or become entitled but for the circumstances giving rise to such Relevant Claim, the Farminee shall promptly undertake all reasonable and appropriate steps to enforce such recovery and shall forthwith repay to the Farmor the lesser of: (i) the amount paid to the Farminee by the Farmor pursuant to the Relevant Claim; and (ii) the amount recovered from the third party, in each case less all costs, charges and expenses reasonably incurred by the Farminee in obtaining (or consequent upon obtaining) that payment and in recovering that amount from the third party.

9.13	Nothing in this Agreement shall relieve the Farminee of any duty, whether at common law or otherwise, to mitigate any loss or damage incurred by it.

9.14	Neither Party shall be entitled to recover from the other Party the same sum or loss more than once in respect of any claim under this Agreement or in respect of its subject matter.

9.15
No liability will arise and no Relevant Claim may be made to the extent that the matter giving rise to such Relevant Claim is remediable unless the Farminee shall have given written notice thereof to the Farmor in accordance with Clause 9.4.1 and such matter shall not be remedied to the satisfaction of the Farminee (acting reasonably) within the period of twenty (20) Business Days following the date of service of such notice.

9.16
In relation to a Warranty, the use of the words “so far as the Farmor is aware”, or any similar expression, shall be construed as referring only to the extent to which: (i) Robin Sutherland – General Manager, New Ventures Africa; (ii) Kemal

Mohamedou – Country Manager, Mauritania; (iii) Justine Tinker– Exploration Team Lead; and/or (iv) Daniel O’Neill – General Counsel, New Ventures Africa, are actually aware of matters to which such Warranty refers as at the date on which such Warranty is given (or should have been aware of having made reasonable enquiries within the Farmor’s organisation).

9.17	The Farmor and the Farminee agree to inform the other of any material changes to the facts in the warranties given under this Clause 9 prior to the Completion

9.18	Each Farminee warrants that, as at the Signing Date and at the Completion Date, it is not considering or planning to make any Relevant Claim.
10.    Undertakings and Breach

10.1
Notwithstanding anything to the contrary in this Agreement, the Interest Documents or otherwise, until each Farminee has discharged in full both the Seismic Carry and the Additional Carry, the Farminees irrevocably undertake not to:

10.1.1	partially or completely withdraw from, or otherwise cease to be a party to, any of the Interest Documents;

10.1.2	transfer, sell, assign, or dispose of all or any part of its Interest (provided that this shall not apply on a direct or indirect change in Control of a Farminee); or

10.1.3	terminate this Agreement (except as otherwise expressly provided herein).

10.2
If a Farminee breaches any of its undertakings in Clause 10.1, or fails to pay when due any amount under this Agreement (including cash calls or billed/invoiced amounts relating to the Seismic Carry or Additional Carry), the Farmor shall notify the Farminee of the breach.

10.3
In addition, and without prejudice, to any other rights or remedies available to the Farmor pursuant to this Agreement or otherwise, if the Farminee is in material breach of this Agreement, including as set out in Clause 10.1 and 10.2 above, then the Farminee shall within five (5) Business Days of the Farmor’s notice of breach pay to the Farmor an amount equal to nine million one hundred and sixty six thousand United States Dollars (US$9,166,000) (being the net Seismic Carry Cap plus the Additional Carry Cap) less all amounts paid by the Farminee in respect of the Seismic Carry and Additional Carry as at the date of the relevant breach and the Farminee shall indemnify the Farmor in respect of any interest incurred by the Farmor under the Interest Documents arising as a result of or in connection with the relevant breach.

10.4
Each Farminee agrees and acknowledges that the nature and the amount of the remedies granted to the Farmor pursuant to Clause 10 are proportionate, fair and reasonable and do not go beyond what is necessary to protect the Farmor's legitimate interest in the Farminee's performance of its undertakings in Clause 10.1. Each Farminee also agrees and acknowledges that this Agreement was negotiated on arm's length terms by parties of comparable bargaining power, each with the benefit of legal advice, and the Farminee hereby waives any and all defenses as to the validity or enforcement of such remedies, including on the grounds that it is unlawful, void or not applicable as a penalty.

10.5	Nothing in this Agreement shall relieve the Farmor of any duty, whether at common law or otherwise, to mitigate any loss or damage incurred by it.
11.    Tax

11.1
Except as otherwise provided in this Agreement, the Farmor and each Farminee shall be responsible for reporting, satisfying and discharging its own Taxation measured by the profit or income of such Party and the satisfaction of such Party’s share of Taxation obligations arising under the EPC, JOA, this Agreement and Applicable Laws. The Farmor and each Farminee shall protect, defend and indemnify the other Parties from any and all costs, charges, expenses, liabilities and obligations in connection with or arising out of the indemnifying Party’s failure to report, satisfy and/or discharge such Taxation obligations.

11.2
Each Farminee shall be responsible and liable for reporting, satisfying and discharging any Taxation, fees, charges, duties, documentary charges, registration charges, stamp duties or other sums arising in connection with the transfer of the Interest, the execution, registration or approval of this Agreement and the Completion Documents, the transactions contemplated under this Agreement, the Completion Documents and any related agreements and in respect of its or their subject matter and any similar duties and charges wheresoever arising, and the Farminee shall protect, defend and indemnify the Farmor from any and all costs, charges, expenses, liabilities and obligations arising in connection with the Farminee’s failure to discharge or satisfy such obligations.

11.3
The Parties intend that all Cost Recovery and Taxation deductibility (and other Taxation benefits or allowances) in respect of amounts paid by the Farmor and Farminees in connection with the Joint Operations should be allocated between the Farmor and the applicable Farminee based on the share of each Cost Recovery or Taxation item actually incurred, borne, or paid by the Farmor and the Farminee, including the Farminee having the benefit of Cost Recovery and Taxation deductibility (and other Taxation benefits and allowances) in respect of the Past Cost Amount, Interim Period Costs, Seismic Carry and Additional Carry amounts paid under this Agreement in respect of its Interest. If such allocation is not accomplished due to the application of Applicable Law or other Governmental Authority action, the Farmor and the applicable Farminee shall in good faith agree arrangements that will allow the Farmor and the Farminee to achieve the intended Taxation and financial outcomes agreed herein. The Farminee and the Farmor agree to provide the other Party with reasonable assistance to ensure that the other Party is entitled to claim the Cost Recovery and/or Taxation deductibility (or other Taxation allowance) benefits referred to in this Clause.

11.4
If the interpretation or enforcement by the Government of the EPC, or by an applicable Governmental Authority of Applicable Law, imposes joint and several liability on the Farmor and a Farminee for any Taxation, the Farmor and the Farminee agree to cross indemnify each other to the extent that such Taxation is owed by one Party individually.

11.5	The consideration payable by the Farminee under this Agreement shall be exclusive of any Taxation.
12.    Confidentiality and Announcements

12.1
The existence and terms of this Agreement, and all information furnished or disclosed (including the terms and disclosures made in the Disclosure Letter) by a Party (the “Disclosing Party”) to another Party (the “Recipient”) in connection with the Interest or any business, financial or other affairs relating thereto which is not in the public domain (“Confidential Information”), whether furnished before, on or after the Signing Date, shall be held confidential by the Recipient and shall not be divulged in any way by the Recipient to any third party without the prior written approval of the Disclosing Party provided that the Recipient may, without such approval, disclose such Confidential Information to:

12.1.1
any outside professional consultants or other professional advisers, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants or professional advisers on no less stringent terms than those contained herein;

12.1.2
any bank or financial institution from whom the Recipient is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or financial institution on no less stringent terms than those contained herein;

12.1.3	any department, authority, ministry or agency of any government or other Governmental Authority or Tax Authority having any jurisdiction over the Recipient lawfully requesting such information;

12.1.4	any court or arbitral tribunal of competent jurisdiction acting in pursuance of its powers;

12.1.5
any of its Affiliates, professional consultants or representatives of the Recipient or its Affiliates upon obtaining a similar undertaking of confidentiality from such Affiliates, professional consultants and representatives on no less stringent terms than those contained herein;

12.1.6	the extent required by any Applicable Laws, or the requirements of any recognised stock exchange or other regulatory authority in compliance with its rules and regulations;

12.1.7
any bona fide transferee of the Recipient’s Participating Interest upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such transferee on no less stringent terms than those contained herein; and

12.1.8	the extent that the terms of this Agreement become public knowledge or for any other reason cease to be confidential otherwise than through breach of this undertaking.

12.2
No Party shall, and each Party shall procure that none of its Affiliates shall, issue or make any public announcement or statement regarding this Agreement or its terms or any transactions contemplated hereby without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that a Party may make such public disclosure without the consent of the other Parties if and to the extent that such disclosure is required to be made under Clauses 12.1.3 or 12.1.6 if such Party has provided (where reasonably practicable) the other Parties with a copy of the proposed disclosure no later than forty-eight (48) hours prior to such disclosure being made.

12.3
The Parties shall remain bound by this Clause 12, notwithstanding any termination of this Agreement. If this Agreement is terminated, the Farminees shall, at the request of the Farmor, promptly return to the Farmor or destroy (or delete from the Farminees’ systems to the extent reasonably practicable, where electronically stored) all Confidential Information.

13.    Notices

13.1
Any notice or other document to be served under this Agreement shall be in writing and may be delivered by hand or sent by courier or post or fax to the Party to be served at its address appearing in Clause 13.3 of this Agreement (and marked for the attention of the person whose name is referred to in Clause 13.3) or at such other address (or marked for the attention of such other person) as it may have notified to the other Parties in accordance with this Clause 13. Any notice or other document sent by post shall be sent by registered post.

13.2	Any notice or document shall be deemed to have been both given and received:

13.2.1	if delivered by hand or by courier, at the time of delivery; or

13.2.2
if sent by post, at 10.00 a.m. (local time at the place of destination) on the second (2nd) Business Day after the day of posting if posted for delivery within the same jurisdiction, or at 10.00 a.m. (local time at the place of destination) on the fifth (5th) Business Day after the day of posting if sent by registered airmail; or

13.2.3	if sent by fax, upon receipt by the sender of the correct transmission report in legible form, provided that if, in accordance with the above provisions, any such notice would be deemed to be given or made after 5.00 p.m. (local time at the place of destination) on a Business Day such notice shall be deemed to be given or made at 9.00 a.m. (local time at the place of destination) on the next Business Day.

13.3	The person to whom notices or documents should be addressed for the purposes of Clause 13.1 is:

13.3.1	if to be served on the Farmor:
Address:    Tullow Mauritania Limited
9 Chiswick Park, 566 Chiswick High Road
London, W4 5XT, United Kingdom

Fax:	+44 20 3249 8801

Attention:	General Counsel

With a copy to:
12th Floor, Convention Tower, Heerengracht Avenue
Foreshore, Cape Town, 8001, South Africa

Fax:	+27 21 400 7660

Attention:	General Manager – Africa New Ventures

13.3.2	if to be served on Kosmos:

Address:	Kosmos Energy Mauritania
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500, Dallas, Texas 75231 USA

Fax:	+1 214 445-9705

Attention:	General Counsel
With a copy to:
Kosmos Energy Mauritania
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500 Dallas, Texas 75231 USA

Fax:	+1 214 445-9705

Attention:	Senior Vice President, Business Development

13.3.3	if to be served on BP:

Address:	BP Mauritania Investments Limited

Chertsey Road, Sunbury on Thames
Middlesex TW16 7BP United Kingdom

Fax:	+44 (0)1932 762999

Attention:	Vice President, Commercial Operations, Mauritania & Senegal

13.4	For the purposes of this Clause 13 “notice” shall include any request, demand, instructions or other document.

13.5	A Party may notify the other Parties of a change to its name, relevant addressee, address or fax number for the purposes of Clause 13.3, provided that such notification shall only be effective on:

13.5.1	the date specified in the notification as the date on which the change is to take place; or

13.5.2
if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.

14.    Costs and Expenses

14.1
Except as otherwise provided in this Agreement, each Party shall each pay its and its Affiliates’ own costs and expenses except as otherwise expressly agreed in writing, in relation to the preparation and execution of this Agreement, the Completion Documents, the documents contemplated hereby or executed pursuant hereto, and any transactions contemplated by this Agreement.

14.2
Without prejudice to any other rights hereunder, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from and including the due date of payment (after as well as before judgment) at the Default Rate until the actual date of payment.

14.3
All payments to be made under this Agreement, including the consideration referred to in Clause 4 shall be made in United States Dollars unless otherwise agreed between the Parties in writing, and shall be paid in cash in immediately cleared funds (without set-off, withholding or any deduction of any kind including for any Taxation, banking transfer or other costs or claims) directly into the Farmor’s Account or the applicable Farminee’s Account (as the case may be) by bank transfer, unless otherwise specified in this Agreement or as agreed in writing between the Farmor and the Farminee. If any withholding or deduction of any kind, including for any Taxation, is required in respect of any payment to be made under this Agreement, the payor shall, when making the payment to which the withholding or deduction applies, pay such additional amount as will ensure that the payee receives the same total amount that it would have received if no such withholding or deduction, including for any Taxation, had been required.
15.    Further Assurance
The Parties shall co-operate with each other and execute and deliver (or procure the execution and delivery of) all such other instruments and documents and take such other actions as may be necessary to give full effect to this Agreement (or to such parts of it as remain operative after termination) or as may reasonably be requested from time to time in order to secure, evidence and confirm their rights, powers and remedies under this Agreement.
16.    Variation
Subject to Clause 17, the provisions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.
17.    Severance
Each provision contained in this Agreement shall be severable and distinct from each other provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.
18.    Transfer
Neither the Farmor nor a Farminee may Transfer any rights or obligations under this Agreement without the prior written consent of the other Party.
19.    General

19.1	If there is any conflict between the provisions of this Agreement and the provisions of the Completion Documents, the provisions of this Agreement shall prevail.

19.2	So far as it remains to be performed, this Agreement shall remain in full force and effect notwithstanding Completion.

19.3
No waiver by a Party of any breach of a provision of this Agreement shall be binding unless made expressly and in writing, signed by each of the Parties, and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

19.4
No failure or delay on the part of a Party to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

19.5
Neither Farminee shall have the right to rescind, terminate or fail to perform this Agreement and/or any Completion Documents (save in the event of fraud or fraudulent misrepresentation by the Farmor), and each Farminee’s sole remedy against the Farmor for breach of this Agreement (including in respect of a Relevant Claim) and/or any Completion Documents or liability thereunder shall be an action for damages (but without prejudice to the Farminee’s right to seek an order for specific performance or other equitable relief).

19.6
The rights and remedies granted to each Party in this Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to such Party, whether at law, in equity or otherwise. Each right and remedy available to each Party may be exercised from time to time and so often and in such order as may be considered expedient by such Party in its sole discretion.

19.7	This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

19.8	Each Party acknowledges and agrees with the other Parties that:

19.8.1
this Agreement and the documents referred to herein, together with any document executed pursuant to this Agreement, represents the entire understanding, and constitutes the entire and only agreement between the Parties in relation to the subject matter of this Agreement and supersedes any previous agreement between the Parties with respect thereto and, to the fullest extent practicable under the relevant law, and without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom; and

19.8.2
it has not been induced to enter into the Agreement in reliance upon, nor has it been given, any Representations other than as expressly set out in this Agreement and, to the extent that it has been, it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation thereto.

19.9
This Agreement may be executed in any number of counterparts and by the Parties on different counterparts but shall not be effective until each Party has executed and delivered at least one counterpart (which may be transmitted by facsimile, telex, electronic mail or other means of electronic transmission (including Adobe PDF format)). Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute one and the same Agreement.

19.10	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud or fraudulent misrepresentation.

19.11	This Agreement is not intended to constitute or create nor shall it be construed so as to constitute or create any partnership, association or trust by or between the Parties.

19.12
Nothing in this Agreement is intended to confer on any person any right to enforce any provision of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

20.    Arbitration

20.1
Subject to Clauses 7.5 and 7.6, the Parties shall exclusively refer any dispute, claim, or controversy arising out of or related to this Agreement (including any dispute, claim, or controversy relating to any non-contractual obligations arising out of or in connection with this Agreement) to, and to be finally resolved by, arbitration under the rules of arbitration of the International Chamber of Commerce (“ICC Rules”), which rules the Parties deem to be incorporated by reference into this Agreement.

20.2	The language of the arbitration shall be English, and any award shall be written in the English language.

20.3	The seat, or legal place, of the arbitration shall be London, England.

20.4	The arbitral tribunal shall comprise three (3) arbitrators.

20.5
If all the Parties to the arbitration agree that the alignment of the Parties as claimants and respondents in the request for arbitration is correct, or if no Party objects to such alignment within fifteen (15) days after receipt of the request for arbitration, then each side shall nominate one (1) arbitrator within thirty (30) days after receipt of the request for arbitration. The two (2) arbitrators shall nominate the third (3rd) arbitrator within thirty (30) days after nomination of the later-appointed of these two (2) arbitrators. The third (3rd) arbitrator shall act as chair of the tribunal.

20.6
If the two (2) appointed arbitrators cannot agree on the appointment of the third (3rd) arbitrator, or if a Party fails to timely nominate an arbitrator, then on the request of any Party the resulting vacancy or vacancies shall be filled by an appointment by the ICC in accordance with the ICC Rules.

20.7
If anyone of the Parties to the arbitration objects in writing to the alignment of the Parties in the request for arbitration within fifteen (15) days after receipt of the request, and if the Parties do not agree within fifteen (15) days thereafter on an alignment of the Parties into two sides each of which shall appoint an arbitrator, then the ICC shall appoint all three (3) arbitrators.

20.8	Any court of competent jurisdiction may enforce the arbitral award.

20.9	Any award must be expressed in United States Dollars.

20.10	The arbitral award shall be final and not subject to any appeal. A Party may seek enforcement of an arbitral award by any court of competent jurisdiction.

20.11
If any question of law arises during the arbitral proceedings or arises out of an award, a Party shall not make an application or bring an appeal to the High Court (England and Wales) on a question of law, and each Party expressly waives its rights to make an application or bring an appeal under Articles 45 or 69 of the English Arbitration Act 1996.

21.    Governing Law
The construction, validity and performance of this Agreement and any dispute or claim (including any dispute or claim under the arbitration agreement in Clause 20) arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law.
IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.

EXECUTED as a DEED and DELIVERED
for and on behalf of
TULLOW MAURITANIA LIMITED
by Robin Sutherland
as attorney for Tullow Mauritania Limited
under a power of attorney dated 14 September 2016:

Signed: /s/ Robin Sutherland	Witnessed by: /s/ Daniel O’Neill
Name: Daniel O’Neill
Address: 11 Honeysuckle Close, Hout Bay, Cape Town, South Africa
Occupation: Lawyer

EXECUTED as a DEED and DELIVERED
for and on behalf of
KOSMOS ENERGY MAURITANIA

Signed: /s/ Mohamed Limam	Witnessed by: /s/ John H. Crawford
Name: Mohamed Limam	Name: John H. Crawford
Title: Vice President and Country Manager	Address: 8176 Park Lane. Suite 500 Dallas, TX 75231 USA
Occupation: Wells Operation Manager

EXECUTED as a DEED and DELIVERED
for and on behalf of

BP MAURITANIA INVESTMENTS LIMITED

Signed: /s/ Andrew C. Lane	Witnessed by: /s/ Russell Garner
Name: Andrew C. Lane	Name: Russell Garner
Title: Director, BP MIL	Address: 5 Westwood Way, Sevenoaks, TN 13 3EY, UK
Occupation: Senior Counsel

Schedule 1
Deed of Novation and Amendment
THIS DEED OF NOVATION AND AMENDMENT (the “Deed”) is made the ____ day of ____________ 2017
BETWEEN:

(1)	TULLOW MAURITANIA LIMITED, a company incorporated under the laws of the Isle of Man whose registered office is at Falcon Cliff, Palace Road, Douglas, Isle of Man, IM2 4LB (the “Assignor”);

(2)
KOSMOS ENERGY MAURITANIA, a company incorporated in the Cayman Islands whose registered office is at c/o Circumference (Cayman), P.O. Box 32322, 4th Floor, Century yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands (the "Kosmos");

(3)	BP MAURITANIA INVESTMENTS LIMITED, a company incorporated in England and Wales whose registered office is at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP, United Kingdom (“BP”),
BP and Kosmos are each an “Assignee”, and together the "Assignees";

(4)	[EXISTING THIRD PARTY FARMINEE]; and

(5)
SOCIÉTÉ MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER (previously Société Mauritanienne des Hydrocarbures (SMH)), the national oil company of Mauritania, incorporated by Decree No.2005 -106 dated 7 November 2005 as abrogated by and replaced with Decree No. 2009-168 dated 3 May 2009 amended by Decree No. 2014-001 dated 06 January 2014 under the laws of the Islamic Republic of Mauritania and having its registered office at its Head Office, B.P. 4344, Nouakchott, Islamic Republic of Mauritania (“SMHPM” ).

RECITALS:

A.
The Assignor entered a contract for the exploration and production of Hydrocarbons in block C-18 offshore Mauritania, dated 17 May 2012 and with an effective date of 15 June 2012, with the Islamic Republic of Mauritania, as represented by the Minister in charge of Petroleum, Energy and Mines (the “Contract”) and pursuant to article 21 of the Contract the Government, through SMHPM, acquired as at the effective date of the Contract a Participating Interest of ten percent (10%).

B.	The Assignor, [Existing Third Party Farminee] and SMHPM are parties to a Joint Operating Agreement dated 11 September 2012 related to block C-18 offshore Mauritania (the “JOA”).

C.
By the Farmout Agreement dated [●] (the “Farmout Agreement”), the Assignor has agreed to assign and transfer to each Assignee an undivided fifteen percent (15%) Participating Interest in the Contract and the JOA.

D.	The parties to the JOA have agreed to make certain amendments to the JOA.

E.	It is a requirement of the JOA that this Deed be executed to effect the assignment of the Assigned Interest.
THE PARTICIPANTS COVENANT AND AGREE:
1.    DEFINITIONS
Unless otherwise required by the context or subject matter:
Assigned Interest means, in respect of each Assignee, a fifteen percent (15%) Participating Interest out of Assignor’s forty-five percent (45%) Participating Interest in the Contract and the JOA.

Assignment Date means 00:01 hours (London time) on 1 June 2017.
Assignor's Covenants means the covenants, agreements and obligations contained or implied in the Contract, JOA or imposed by law to be observed and performed by the Assignor to the extent of the Assigned Interest.
Deed means this deed.
Farmout Agreement means the agreement between the Assignor and the Assignee of even date for, inter alia, the transfer by the Assignor of the Assigned Interest.
JOA means the Joint Operating Agreement relating to Block C-18 Offshore Mauritania currently between the Assignor, [Existing Third Party Farminee] and SMHPM effective 11 September 2012.
Participant means the Assignor, each Assignee, [Existing Third Party Farminee] or SMHPM.
Participating Interest means the interest of a Participant (expressed as a percentage) in all rights, benefits, liabilities and obligations under the Contract and the JOA.
2.    INTERPRETATION
Words and expressions defined in the JOA and used but not defined in this Deed have the same meaning as in the JOA (unless expressly stated otherwise).
3.    ASSIGNMENT AND NOVATION

Subject to the satisfaction of the conditions in Clause 9.1, the Assignor assigns, transfers and novates the Assigned Interest to each Assignee on and from the Assignment Date.

4.	AMENDMENTS TO THE JOA
[BP/Kosmos to provide any requested amendments]
4.    ACKNOWLEDGMENT
Subject to the satisfaction of the conditions in Clause 9.1, each Participant acknowledges that each Assignee with effect from the Assignment Date:

(a)	has by this Deed become a party to the JOA in lieu of the Assignor to the extent of the Assigned Interest;

(b)	is entitled to all of the rights and benefits of the Assignor under the Contract and the JOA to the extent of the Assigned Interest in lieu of the Assignor; and

(c)	undertakes and covenants with the Assignor, [Existing Third Party Farminee] and SMHPM to observe and perform the Assignor’s Covenants with respect to the Assigned Interest.
5.    PARTIAL RELEASE
5.1    Release
Subject to the satisfaction of the conditions in clause 9.1, the Assignees, [Existing Third Party Farminee] and SMHPM release and discharge the Assignor from the Assignor's Covenants with respect to the Assigned Interest on and from the Assignment Date.
5.2    Continuing Rights and Obligations of Assignor
Subject to Clause 4(c) and satisfaction of the conditions in Clause 9.1, the Assignor:

(a)
remains liable to the Assignee, [Existing Third Party Farminee] and SMHPM for, and must observe and perform, all the Assignor's Covenants arising in respect of Joint Operations carried out under the JOA before the Assignment Date with respect to the Assigned Interest; and

(b)    must discharge all liabilities and obligations:
(i)    incurred by or on behalf of the Assignor; or

(ii)	arising, in respect of Joint Operations carried out under the JOA before the Assignment Date to the extent of the Assigned Interest.

6.    COMPLIANCE WITH JOA AND CONSENT

6.1
The Participants confirm that this Deed fully complies with the JOA. In case of inconsistency between the provisions of this Deed and the provisions of the JOA (except for the amendments to the JOA stated in Clauses 7 and 8 of this Deed), the provisions of the JOA prevail.

6.2	SMHPM and [Existing Third Party Farminee]’s consent to the assignment, transfer and novation is evidenced by this Deed.

7.	PARTICIPATING INTERESTS OF PARTICIPANTS FROM ASSIGNMENT DATE
Subject to the satisfaction of the conditions in clause 9:

(a)	the Participating Interests of the Participants under Article 3.2(A) of the JOA on and from the Assignment Date will be:

Participant	Participating Interest
Tullow Mauritania Limited	15%
[Existing Third Party Farminee]	45%
BP Mauritania Investments Limited	15%
Kosmos Energy Mauritania	15%
Société Mauritanienne des Hydrocarbures et de Patrimoine Minier	10%

(b)	At Article 3.4(E) of the JOA in the second paragraph beginning “For the avoidance of doubt…” the table shall be deleted and replaced with the following:

Tullow Mauritania Limited	16.67%
[Existing Third Party Farminee]	50%
Kosmos Energy Mauritania	16.665%
BP Mauritania Investments Limited	16.665%
Total	100%

8.    ADDRESS FOR SERVICE

8.1	For the purposes of Article 17 of the JOA, the address of the Assignees for delivery or transmission of notices is:

Kosmos Energy Mauritania
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500, Dallas, Texas 75231 USA

Fax:        +1 214 445-9749
Attention:    General Counsel
With a copy to:
Kosmos Energy Mauritania
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500 Dallas, Texas 75231 USA
Fax:        +1 214 445-9705
Attention:    Senior Vice President, Business Development

BP Mauritania Investments Limited
Chertsey Road, Sunbury on Thames
Middlesex TW16 7BP
United Kingdom
Fax:        +44 (0)1932 762999
Attention:    Vice President, Commercial Operations, Mauritania & Senegal

9.    APPROVAL AND REGISTRATION

9.1
This Deed is of no force until the Assignor and the Assignees have formally notified [Existing Third Party Farminee] and SMHPM of the occurrence of completion under the Farmout Agreement and of the completion date.

9.2
Each Participant, as applicable, must use all reasonable efforts, execute all documents and do all acts and things necessary or desirable to enable all matters contemplated by this Deed to be approved by the Government (if necessary) as quickly as possible.

9.3	From the date this Deed comes into force pursuant to Clause 9.1, the assignment of the Assigned Interests will relate back and be deemed to have occurred on the Assignment Date.
10.    COSTS AND STAMP DUTY
Each Participant is responsible for its own legal and other costs and expenses but the Assignees must pay the stamp duly and registration fees on this Deed, if any.
11.    APPLICABLE LAW
This Deed is governed by, construed, interpreted and applied in accordance with the laws in force in England without regard to the conflicts of laws rules thereof which would result in the application of laws of any other jurisdiction provided that this Deed shall be subject to any mandatory provisions of Mauritanian Laws/Regulations applicable to this Deed which cannot be derogated from by contract.

12.    DISPUTE RESOLUTION
The Dispute Resolution provisions of Articles 18.2 and 18.4 of the JOA are incorporated by reference as if fully set forth herein, and shall apply under this Deed.
13.    MODIFICATIONS
This Deed may not be amended or modified except by an instrument in writing signed by the duly authorised signatory of each Participant.
14.    COUNTERPARTS
This Deed may be executed in any number of counterparts each of which is an original and all of which constitute one and the same instrument.
15.    FURTHER ASSURANCES
Each Participant must execute and do all acts and things necessary or desirable to implement and give full effect to the provisions and purpose of this Deed.
EXECUTED AND DELIVERED AS A DEED:

Executed as a deed by TULLOW MAURITANIA LIMITED acting by	) ) ) )
Signature of authorised signatory Name Signature of witness Name of witness Address of witness Occupation of witness		___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________

Executed as a deed on behalf of [Existing Third Party Farminee], a company incorporated in [●], by its attorney under power of attorney dated [●]	) ) ) )
Signature of the authorised signatory Name		___________________________ ___________________________

Executed as a deed by KOSMOS ENERGY MAURITANIA acting by	) ) ) )
Signature of authorised signatory Name Signature of witness Name of witness Address of witness Occupation of witness		___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________

Executed as a deed by BP MAURITANIA INVESTMENTS LIMITED acting by	) ) ) )
Signature of authorised signatory Name Signature of witness Name of witness Address of witness Occupation of witness		___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________

Executed as a deed by SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER acting by	) ) ) )
Signature of authorised signatory Name Signature of witness Name of witness Address of witness Occupation of witness		___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________ ___________________________

Schedule 2
Farmor’s Warranties

1.	The Farmor is duly incorporated with limited liability and validly existing under the laws of its place of incorporation.

2.	All necessary corporate action has been taken on the part of the Farmor to authorise, execute and deliver this Agreement and perform the transactions contemplated by this Agreement.

3.
The documents which contain or establish the Farmor’s constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, the Farmor to execute and deliver this Agreement and perform the transactions contemplated hereby.

4.
The signing and delivery of this Agreement constitutes valid and binding obligations on the Farmor and, subject to fulfillment of the Conditions Precedent, the performance of any of the transactions contemplated by this Agreement will not materially contravene or constitute a material default under the constitutional documents of the Farmor or any provision contained in any relevant law, judgment, order, licence, permit or consent by which the Farmor or any of its Affiliates or their respective assets is bound or affected.

5.
No litigation, arbitration, administrative proceeding, dispute or judgment against the Farmor or to which the Farmor is a party which might by itself or together with any such other proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or, so far as the Farmor is aware, threatened or pending against the Farmor or any of its assets.

6.
No order has been made, petition presented or meeting convened (or equivalent action taken in the relevant jurisdiction) for the purpose of considering a resolution for the dissolving or winding up of or for the appointment of a liquidator or provisional liquidator or of a receiver or of an administrator or similar insolvency practitioner of the Farmor.

7.
The Farmor is not for statutory purposes deemed to be unable to pay its debts nor is it unable to pay its debts as they become due and it has not otherwise become insolvent or suspended making any payment or threatened to do so.

8.
The Farmor (including its Affiliates, and its and their agents, officers and employees) has not made, offered, or authorized and will not make, offer or authorize any payment, gift, bribe, facilitating payment, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, bribe, facilitating payment, or promise would violate: (a) the Applicable Laws of the country of operations; (b) the laws of the country of formation of the Party or such Party's ultimate parent company (or its principal place of business); or, (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

9.
The Farmor is party to the Interest Documents and the sole legal and beneficial owner of the Interest. The Farmor holds the rights to a forty five percent (45%) undivided Participating Interest in the EPC and the JOA., free and clear of any Encumbrances (but subject to the provisions of the Interest Documents and Applicable Law). The EPC and JOA, together with Applicable Laws, contains the entirety of the obligation of Farmor to the Government, and no other understanding or agreement exists between Farmor and the Government in relation to the subject matter of the EPC except as otherwise disclosed under this Agreement.

10.
Subject to and upon fulfilment of the Conditions Precedent and subject to Completion taking place, the Farmor shall have the right, power and authority to transfer to the Farminee full unencumbered legal and beneficial title to the Interest, subject to the relevant Interests Documents and Applicable Laws.

11.
Subject to the provisions of the Interest Documents and Applicable Laws, no Encumbrances are in existence and in force over the Interest nor, subject as aforesaid, is there in effect any agreement or commitment to create the same.

12.	The Interest Documents and all rights and interests of the Farmor thereunder or deriving therefrom are, subject to their respective expiry dates, in full force and effect.

13.	No notice has been given to the Farmor or, so far as the Farmor is aware, to any other party to the EPC by the Minister of any intention to revoke the EPC.

14.	The EPC is not in the course of being surrendered in whole or in part.

15.	The Farmor has not and, so far as the Farmor is aware, none of the current parties to the Interest Documents has given any notice of withdrawal from the Interest Documents.

16.
The copies of the Interest Documents which have been made available by the Farmor or its representatives to the Farminee or its representatives in the data room hosted by the Farmor are true and up-to-date copies of the originals.

17.
So far as the Farmor is aware, the Farmor has not committed any breach of, or is in default under any of, the relevant Interest Documents which breach, at the date of making this statement, is of a material nature and is subsisting.

Schedule 3
Farminee’s Warranties

1.	The Farminee is duly incorporated with limited liability and validly existing under the laws of its place of incorporation.

2.	All necessary corporate action has been taken on the part of the Farminee to authorise, execute and deliver this Agreement and perform the transactions contemplated by this Agreement.

3.
The documents which contain or establish the Farminee’s constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, the Farminee to execute and deliver this Agreement and perform the transactions contemplated hereby.

4.
The signing and delivery of this Agreement constitutes valid and binding obligations on the Farminee and, subject to fulfillment of the Conditions Precedent, the performance of any of the transactions contemplated by this Agreement will not materially contravene or constitute a material default under the constitutional documents of the Farminee or any provision contained in any relevant law, judgment, order, licence, permit or consent by which the Farminee or any of its Affiliates or their respective assets is bound or affected.

5.
No litigation, arbitration, administrative proceeding, dispute or judgment against the Farminee or to which the Farminee is a party which might by itself or together with any such other proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or, so far as the Farminee is aware, threatened or pending against the Farminee or any of its assets.

6.
No order has been made, petition presented or meeting convened (or equivalent action taken in the relevant jurisdiction) for the purpose of considering a resolution for the dissolving or winding up of or for the appointment of a liquidator or provisional liquidator or of a receiver or of an administrator or similar insolvency practitioner of the Farminee.

7.
The Farminee is not for statutory purposes deemed to be unable to pay its debts nor is it unable to pay its debts as they become due and it has not otherwise become insolvent or suspended making any payment or threatened to do so.

8.
The Farminee has full financial capacity to comply with all payment obligations provided under this Agreement and there is no threatened action or proceeding affecting the Farminee that could reasonably be expected to materially and adversely affect the financial condition or operations of the Farminee including insolvency, winding up, bankruptcy, or similar proceedings.

9.	The Farminee (including its Affiliates, and its or their agents, officers and employees) has not made, offered, or authorized and will not make, offer or authorize any payment, gift,

bribe, facilitating payment, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, bribe, facilitating payment, or promise would violate: (a) the Applicable Laws of the country of operations; (b) the laws of the country of formation of the Party or such Party's ultimate parent company (or its principal place of business); or, (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

Schedule 4
Disclosure Letter
Kosmos Energy Mauritania
c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500, Dallas, Texas 75231 USA
Fax:        +1 214 445-9749
Attention:    General Counsel
BP Mauritania Investments Limited
Chertsey Road, Sunbury on Thames
Middlesex TW16 7BP
United Kingdom
Fax:        +44 (0)1932 762999

Attention:	Vice President, Commercial Operations, Mauritania & Senegal

[●] 2017

Dear Sirs,

Farmout Agreement in respect of Block C-18 in the Islamic Republic of Mauritania dated [●] 2017 between Tullow Mauritania Limited (the “Farmor”), Kosmos Energy Mauritania (“Kosmos”) and BP Mauritania Investments Limited (“BP”) (Kosmos and BP together the “Farminee”) (the “Agreement”)

This letter (including the schedules hereto) comprises the “Disclosure Letter” referred to in the Agreement.

Words and expressions not defined in this Disclosure Letter shall have the same meaning as given in the Agreement, and the principles of interpretation referred to in the Agreement shall also apply to this Disclosure Letter.

The disclosures set out in this Disclosure Letter are made for the purpose of qualifying, and limiting the scope of, the warranties given by the Farmor under the Agreement (the “Warranties”), and the Farminee agrees that it shall not be entitled to bring a claim against the Farmor, and the Farmor shall have no liability in respect of any claim under the Warranties, to the extent such claim (or the subject matter thereof) arises in connection with any fact, matter or circumstance which has been disclosed pursuant this Disclosure Letter, or any supplementary letter issued pursuant hereto.

In the event of any conflict between the Agreement and this Disclosure Letter, this Disclosure Letter will prevail.

The Farminee agrees that each of the Warranties is given subject to the facts, matters and circumstances which are contained in the documents which the Farmor made available to the Farminee in the data room and during the course of the negotiations of the Agreement, whether in hard copy or electronic form, details of which are referred to in Schedule 1 to this Disclosure Letter (the “Disclosed Information”).

The Farminee acknowledges that it has received, or had access to, copies of the Disclosed Information, and that it has had full notice of the contents thereof and such contents shall be treated as forming part of the disclosures to which Warranties are subject.

1.    GENERAL DISCLOSURES

Without prejudice to the generality of the foregoing, the disclosures made in this Disclosure Letter shall be construed as including the following:

(a)	all matters set out or referred to in the Agreement (including the Schedules thereto); and

(b)
all information contained in, and the contents of, all written materials supplied by the Farmor to the Farminee, any of its Affiliates or any of its or their respective directors, officers, shareholders, employees, agents, contractors, representatives or advisers prior to the date of this Disclosure Letter, including all correspondence between, and/or all matters disclosed in replies to enquiries given to the Farminee, any of its Affiliates or any of its or their respective directors, officers, shareholders, employees, agents, contractors, representatives or advisers by the Farmor.

2.    SPECIFIC DISCLOSURES

There are further disclosed the matters set out below. The paragraph references set out below refer to individual Warranties for the sake of convenience only and each item disclosed shall be deemed to be disclosed in respect of all the Warranties generally and shall not be limited to the numbered Warranties specifically referred to.

Paragraph Number	Disclosure
Schedule 2, paragraphs 9, 10 and 12
The initial phase of the exploration period under Article 3.1 of the EPC expires on 14 June 2017 and until such time as the signed decree approving the extension contemplated under Clause 3.1.4 has been published in the Official Journal of Mauritania the precise status regarding the Farmor’s title in respect of the Interest and its right authority and power to transfer the same, and the effectiveness of the Interest Documents, is uncertain.

Yours faithfully

Robin Sutherland
for and on behalf of
Tullow Mauritania Limited

Schedules

A.	Dataroom Index (as at 12pm Cape Town time on 09 June 2017)

•Mauritania Prospect Inventory_summary.pdf
•Mauritania Data for dataroom.pdf
•Finance\Data Extract - JV\Data Extract - 28-2-2017.xlsx
•Finance\JIBs\005_2016\Tullow.pdf
•Finance\JIBs\009_2016\C18.pdf
•Finance\JIBs\010_2015\C-18 October 2015 JIB.pdf
•Finance\JIBs\011_2016\Tullow Mauritania Limited (Branch).pdf
•Finance\JIBs\012_2015\C-18 December 2015 JIB.pdf
•Finance\JIBs\2017 -02\Tullow 2-17.pdf
•Finance\JIBs\2017 -01\Tullow 1 -17.pdf
•Finance\JIBs\2016_012\Tullow Mauritania Limited (Branch).pdf
•Finance\JIBs\2016_012\Block C18\Thumbs.db
•Finance\JIBs\011_2015\C-18 November 2015 JIB.pdf
•Finance\JIBs\008_2016\Tullow Mauritania Ltd.pdf
•Finance\JIBs\007_2016\Tullow Mauritania Ltd.pdf
•Finance\JIBs\2016_010\12938.pdf
•Finance\JIBs\2016_010\export.XLSX
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q3_2014.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q2_2016.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q2_2014.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q1_2016.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q3_2013.docx
•Annual-Quarterly Reports\C-18\TPM-DGH- annual reports- 110416.PDF
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q3_2016.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_4_Oct_to_Dec_2012.doc
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q4_2015.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q2_2015.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q3_2015.docx
•Annual-Quarterly Reports\C-18\Annual report_MauritaniaC-18_2015.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q4_2014.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q4_2016.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q2_2013.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q4_2013.docx
•Annual-Quarterly Reports\C-18\C18_2013_Quarterly_Report_1_Jan_to_Mar.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_1_Jan_to_Mar_2013.doc
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q1_2013.docx
•Annual-Quarterly Reports\C-18\C18_Quarterly_Report_Q2 2013.doc
•Annual-Quarterly Reports\C-18\C18_Quarterly_Q1_2014.docx
•OCM\C-18\2016\Minutes OCM C18_21.09.16_Signed.pdf
•OCM\C-18\2016\C-18 OCM September 2016_final_ed.pptx

•OCM\C-18\2016\Mauritania Block C-18 OCM Resolutions 21 September 2016.pdf
•OCM\C-18\2016\VBN C-18 Application for an Extension (April 2017)

•	OCM\C-18\2016\VBN C-18 Seismic Contract Award on Sole Source Basis (February 2017)
•OCM\C-18\2016\VBN C-18 Work Program and Budget (April 2017)
•OCM\C-18\2015\C18 OCM 10112015.pdf

•	OCM\C-18\2015\Mauritania Block C18 OCM 2015 11 10 Minutes - Final Signed TLW SMH.pdf
•OCM\C-18\2015\Block C18 Mauritania-VBN 2016 WP&B 14 11 2015.pdf
•Legal\Block C-18\Joint Operating Agreement C-18 11092012.pdf
•Legal\Block C-18\Official Journal Publishing C-18 EPC Decree 15062012.pdf

•	Legal\Block C-18\Formal Notification from Ministry of Publication of ECP C-18 03072012.pdf
•Legal\Block C-18\Exploration Production Contract C-18 17052012 (French).pdf
•Legal\Block C-18\EPC Decree C-18 04062012.pdf

•	Legal\Block C-18\Exploration Production Contract C-18 (Unofficial English Translation).pdf
•TCM\C-18\2015-05-15 C18 TCM v2.pdf
•TCM\C-18\2014-08-28 C18 TCM.pdf
•TCM\C-18\2012-10-18 C18 TCM.pdf
•Presentations\Mauritania_C-18_Feb2016.pdf
•Presentations\Mauritania_Overview_Feb2016_ext.pdf
•Presentations\Rock Physics background_2016.pdf
•G&G\Mauritania Basemap December 2014 include part relinquishment C10 v4.pdf
•G&G\Rock Physics background_2016.pdf
•G&G\Regional ppts & papers\PESGB-HGS-2015_slidepack_JH_AJ_290715.pdf
•G&G\Regional ppts & papers\R Cowan PESGB 2015_ed.pdf
•G&G\Regional ppts & papers\Deep water plays of the Mauritania continental margin.pdf
***************

B.    Data Transmittals:

•	Transmittal to Kosmos dated 6 June 2017;

•	Transmittal to Kosmos dated 7 June 2017;

•	Transmittal to BP dated 7 June 2017;

•	Transmittal No. 2 to Kosmos and BP dated 7 June 2017.

•	Email from Daniel O’Neill (Tullow) to Kosmos and BP dated 8 June 2017 attaching April 2017 Mauritania C-18 joint billing statement and estimate of C-18 inception-to-date costs at the end of May 2017.

•	Email from Daniel O’Neill (Tullow) to Kosmos and BP dated 9 June 2017 attaching response to BP follow up due diligence questions.

•	Email from Daniel O'Neill (Tullow) to BP and Kosmos dated 9 June 2017 attaching and updated response to 1.2 in the BP due diligence questionnaire.

Schedule 5
Interest Documents

(a)	Contract for the Exploration and Production of Hydrocarbons made between the Government of the Islamic Republic of Mauritania and Tullow Mauritania Limited dated 17 May 2012 (the "EPC").

(b)
Decree N° 2012-141 from Minister in charge of Petroleum, Energy and Miones, published in the Journal Officiel the 15th of June 2012 approving the Contract for the Exploration and Production of Hydrocarbons dated 17 May 2012.

(c)	Joint Operating Agreement in respect of Block C-18 Offshore Mauritania between Tullow Mauritania Limited and Société Mauritanienne des Hydrocarbures dated 11 September 2012 (the “JOA”)

(d)	Subject to them coming into effect prior to Completion:

(i)
Amended and Restated Joint Operating Agreement in respect of Block C-18 Offshore Mauritania between Tullow Mauritania Limited, [Existing Third Party Farminee] and Société Mauritanienne des Hydrocarbures effective 11 September 2012; and

(ii)	Block C-18 JOA Deed of Novation dated 20 April 2017 between Tullow Mauritania Limited, [Existing Third Party Farminee] and Société Mauritanienne des Hydrocarbures.

Schedule 6
Seismic Program